Exhibit 10.1

$35,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 31, 2006

by and among

DIGITAL GENERATION SYSTEMS, INC.,

as Borrower,

the Lenders referred to herein,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent
and Issuing Lender

WACHOVIA CAPITAL MARKETS, LLC

as Sole Lead Arranger and Sole Book Manager

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EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Amended and Restated Guarantee and Collateral Agreement
Exhibit I	-	Form of Landlord Waiver
Exhibit J	-	Form of Excess Cash Flow Certificate
Exhibit K	-	Form of Closing Certificate
Exhibit L	-	Form of Opinion of Legal Counsel
Exhibit M	-	Form of Financial Condition Certificate
Exhibit N	-	Form of Guaranty Agreement

SCHEDULES

Schedule 1.1	-	Lenders and Commitments
Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	-	Subsidiaries and Capitalization
Schedule 7.1(i)	-	ERISA Plans
Schedule 7.1(l)	-	Material Contracts
Schedule 7.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 7.1(r)	-	Real Property
Schedule 7.1(u)	-	Indebtedness and Guaranty Obligations
Schedule 7.1(v)	-	Litigation
Schedule 11.2	-	Existing Liens
Schedule 11.3	-	Existing Loans, Advances and Investments
Schedule 11.8	-	Transactions with Affiliates

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 31, 2006, by and among DIGITAL GENERATION SYSTEMS, INC., a Delaware corporation (the “Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower, the lenders party thereto, the Administrative Agent and certain other parties thereto entered into the Existing Credit Agreement (hereinafter defined).  The Borrower now requests that the Administrative Agent and the Lenders amend and restate the Existing Credit Agreement and provide the Borrower with a credit facility pursuant to which the Lenders will commit to make Revolving Credit Loans in a principal amount of up to $15,000,000 outstanding at any time and a Term Loan in a principal amount of $20,000,000.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                   Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition Agreement” means the Second Amended and Restated Agreement and Plan of Merger dated as of April 14, 2006, by and among the Borrower, DG IV and FastChannel.

“Acquisition Documents” means the collective reference to the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Adjusted Consolidated EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries determined on a Consolidated basis, without duplication, in accordance with GAAP, (a) Consolidated EBITDA less (b) the sum of (i) Capital Expenditures made during such period, (ii) cash taxes paid during such period, (iii) cash dividends and distributions for such period and (iv) treasury stock repurchases made during such period.

“Administrative Agent” means Wachovia, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  As used in this definition, the term “control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.  On the Closing Date, the Aggregate Commitment shall be Thirty-Five Million and No/100 Dollars ($35,000,000).

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Credit Commitment then most recently in effect, giving effect to any subsequent assignments.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Leverage Ratio:

Pricing	Consolidated	Commitment	Revolving Credit Loans/ Term Loan
Level	Leverage Ratio	Fee	LIBOR +	Base Rate +
I	Less than 2.25 to 1.00	0.25%	1.75%	0.00%
II	Greater than or equal to 2.25 to 1.00, but less than 2.50 to 1.00	0.325%	2.00%	0.25%
III	Greater than or equal to 2.50 to 1.00, but less than 2.75 to 1.00	0.50%	2.25%	0.50%
IV	Greater than or equal to 2.75 to 1.00, but less then 3.00 to 1.00	0.625%	2.50%	0.75%
V	Greater than or equal to 3.00 to 1.00	0.75%	2.75%	1.00%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after receipt by the Administrative Agent of the Officer’s Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter of the Borrower (it being agreed that the first Calculation Date shall relate to the fiscal quarter of the Borrower ending on September 30, 2006); provided that (a) the Applicable Margin shall be based on Pricing Level V until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise.  The term “Asset Disposition” shall not include sales of inventory in the ordinary course of business or any Equity Issuance.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Banking Services” means each and any of the following bank services provided to any Credit Party by a Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, cash management services, electronic funds transfer, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Credit Parties means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means (a) any Revolving Credit Loan bearing interest at a rate based upon the Base Rate, or (b) the Term Loan bearing interest at a rate based upon the Base Rate.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and

(b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the Capital Stock or of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, (b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $100,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein or (c) Scott K. Ginsburg shall at any time for any reason cease to be active in the management of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Commitment” means, as to any Lender, such Lender’s Revolving Credit Commitment or Term Loan Commitment, as applicable.

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as applicable.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:  (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in determining Consolidated Net Income: (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses (other than from discontinued operations), (v) Transaction Costs and (vi) any non-recurring costs and any extraordinary expenses, in each case, identified on a separate line item on the consolidated statements of income of the Borrower and its Subsidiaries delivered to the Administrative Agent pursuant to Section 8.1, provided, that the amounts referred to in this clause (vi) shall not, in the aggregate, exceed $1,500,000 for such period less (c) interest income and any extraordinary gains.  For purposes of this Agreement, Consolidated EBITDA shall be adjusted, in a manner reasonably acceptable to the Administrative Agent, on a pro forma basis to include, as of the first day of any applicable period, any Permitted Acquisitions and any Asset Dispositions closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisitions and any Asset Dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense and (b) scheduled principal payments with respect to long term Indebtedness (which, for the avoidance of doubt, shall not include mandatory principal payments pursuant to Section 4.4(b)).

“Consolidated Fixed Charge Ratio” means, for any period, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Indebtedness” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and Letters of Credit.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases, Synthetic Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP; provided, however, that Consolidated Interest Expense shall not include the costs associated with refinancing Indebtedness under the Existing Facility (as defined in the Existing Credit Agreement) pursuant to the Existing Credit Agreement.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date; provided that for purposes of computing the Consolidated Leverage Ratio, Consolidated Funded Indebtedness shall not include the letters of credit listed on Schedule 7.1(u) to the extent that they are cash secured.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

“Consolidated Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity on such date; provided that the cash securing any letter of credit listed on Schedule 7.1(u) shall be excluded from the computation of Consolidated Net Worth.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and each Subsidiary of the Borrower (including FastChannel and its Subsidiaries, but excluding DG III).

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries, excluding any Equity Issuance or any Indebtedness of the Borrower and its Subsidiaries permitted to be incurred pursuant to Section 11.1.

“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, the Term Loan, or participations in L/C Obligations to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“DG III” means DG Systems Acquisition III Corporation, a Delaware corporation.

“DG IV” means DG Acquisition Corp. IV, a Delaware corporation.

“DG III Guaranty” means the Guaranty Agreement substantially in the form of Exhibit N made by DG III in favor of the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Credit Party, DG III, or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party, DG III or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means any issuance by the Borrower or any Subsidiary to any Person which is not a Credit Party or a Subsidiary of a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.  The term “Equity Issuance” shall not include any Asset Disposition or Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or DG III is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for any period of determination, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP and based on the most recent audited financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(b): (a) Consolidated EBITDA for such period minus (b) the sum of the following: (i) cash taxes and Consolidated Interest Expense paid in cash for such period, (ii) all scheduled principal payments made in respect of Indebtedness during such period and (iii) all Capital Expenditures made during such period.

“Excess Cash Flow Certificate” means an Excess Cash Flow Certificate duly executed and properly completed by a Responsible Officer substantially in the form of Exhibit J.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.11(a).

“Existing Credit Agreement” means the Credit Agreement dated as of February 10, 2006 by and among the Borrower, the lenders party thereto from time to time and Wachovia, as administrative agent and issuing lender.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (iii) the aggregate principal amount of the Term Loan made by such Lender then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Extraordinary Receipts” means proceeds from the disposition (including but not limited to any sale, lease, assignment, conveyance, or transfer) of any assets of the Borrower or any of its Subsidiaries which are received by or on behalf of such Person not in the ordinary course of business (and not consisting of proceeds of an Equity Issuance, Asset Disposition or Insurance and Condemnation Event) including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any claim or cause of action, (d) indemnity payments, and (e) purchase price received in connection with any asset purchase and sale agreement.

“Facility” means the Revolving Credit Facility and the Term Loan Facility.

“FastChannel” means FastChannel Network, Inc., a Delaware corporation.

“FastChannel Acquisition” means the acquisition by DG IV of the equity interests of FastChannel pursuant to the Acquisition Agreement.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent.  If, for any reason, such rate is not available, then “Federal Funds Rate” means a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m.  Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

“Fee Letter” means the separate fee letter agreement executed by the Borrower and the Administrative Agent and/or certain of its affiliates dated as of January 19, 2006.

“fiscal quarter” means any of the four quarters of each Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement in substantially the form of Exhibit H, executed by the Credit Parties in favor of the Administrative Agent for the benefit of itself and the other Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) any such primary obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of any such primary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Lender” means any Person that, at the time it enters into a Hedging Agreement with the Borrower, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” means (a) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement or arrangement (including any option to enter into any of the foregoing) designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, (b) any combination of the foregoing, and (c) a master agreement for any of the foregoing together with all supplements, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations, including obligations arising from early termination, of the Borrower arising under or in connection with any Hedging Agreement (which such Hedging Agreement is permitted under Section 11.1(b)) with any Hedge Lender.

“Highest Lawful Rate” means, with respect to the Administrative Agent, the Issuing Lender or any Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Administrative Agent, Issuing Lender or Lender which are currently in effect or, to the extent allowed by Applicable Law, under such Applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.  On each day, if any, that Texas law establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the “weekly ceiling” (as defined in Section 303 of the Texas Finance Code) for that day.

“Indebtedness” means, with respect to the Borrower and its Subsidiaries, without duplication, the sum of the following calculated in accordance with GAAP:

(a)           all liabilities, obligations and indebtedness for borrowed money of such Person including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of such Person;

(b)           all obligations for the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;

(c)           the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all indebtedness created under or arising under any conditional sale or other title retention agreement with respect to property acquired, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           all Guaranty Obligations of such Person;

(f)            all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person;

(g)           all obligations of such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person; and

(h)           all Net Hedging Obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Intellectual Property Security Agreement” has the meaning specified in the Guarantee and Collateral Agreement.

“Interest Period” has the meaning assigned thereto in Section 5.1(b).

“Investment” has the meaning assigned thereto in Section 11.3.

“IP Security Agreement Supplement” has the meaning specified in the Guarantee and Collateral Agreement.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wachovia, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“L/C Commitment” means the lesser of (a) Two Million-Five Hundred Thousand and No/100 Dollars ($2,500,000) and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender.

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” has the meaning assigned thereto in Section 3.1.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                      LIBOR

1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the DG III Guaranty (as defined in the Existing Credit Agreement), the DG III Guaranty and each other document, instrument, certificate, consent, ratification and agreement executed and delivered by the Borrower or any Subsidiary in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement and any agreement, arrangement, document or other instrument pertaining to Banking Services), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Term Loans and “Loan” means any of such Loans.

“Material Adverse Effect” means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on (a) the Acquisition, (b) the properties, business, prospects, operations or condition (financial or otherwise) of any such Person, (c) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party or (d) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Contract” means (a) any Acquisition Document, (b) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $500,000 per annum, or (c) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“MDVX” means MDVX, Inc., a Delaware corporation.

“MDVX Consent” has the meaning specified in Section 6.2(d)(i).

“MDVX Indebtedness” means all obligations of DG III to MDVX pursuant to the MDVX Loan Documents.

“MDVX Loan Agreement” means the Loan Agreement dated as of April 15, 2005 between DG III and MDVX.

“MDVX Loan Documents” means the MDVX Loan Agreement, the MDVX Note and the MDVX Security Agreement.

“MDVX Note” means the Promissory Note dated April 15, 2005 made by DG III to MDVX in the original principal amount of $6,500,000.

“MDVX Security Agreement” means the Pledge and Security Agreement dated April 15, 2005 by and among DG III, the Borrower and MDVX.

“Merger” has the meaning specified in the Acquisition Agreement.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering all real property now or hereafter owned or leased by the Borrower or any other Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by the Borrower or such Credit Party in favor of the Administrative Agent, for the benefit of itself and the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition by any Credit Party, the gross cash proceeds received by the Borrower or any of its Subsidiaries from such sale less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) sold, which Indebtedness is required to be repaid in connection with such sale, (b) with respect to any Equity Issuance or issuance of Indebtedness, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith, (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the gross cash proceeds received by the Borrower or its Subsidiaries from an insurance company or Governmental Authority, as applicable, less the sum of (i) all fees and expenses in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) subject to such loss or condemnation proceeding, which Indebtedness is required to be repaid in connection with such loss or condemnation proceeding and (d) with respect to Extraordinary Receipts, the gross cash proceeds received by the Borrower or its Subsidiaries therefrom less all fees and expenses in connection therewith.

“Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.

“Notes” means the collective reference to the Revolving Credit Notes and the Term Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.2(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.3(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations, (d) all Banking Services Obligations and (e) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 14.10(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisition” means any investment by the Borrower or any other Credit Party in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a)           no less than fifteen (15) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;

(b)           the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors or equivalent governing body of the Person to be acquired;

(c)           the Person or business to be acquired shall be in a substantially similar line of business as the Borrower and its Subsidiaries;

(d)           if such transaction is a merger or consolidation, the Borrower or such Credit Party shall be the surviving Person and no Change of Control shall have been effected thereby;

(e)           the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.11 to be delivered at the time required pursuant to Section 9.11;

(f)            no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition demonstrating, in form and substance reasonably satisfactory thereto, (A) pro forma compliance (as of the date of the acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) with each covenant contained in Article X and (B) a pro forma Consolidated Leverage Ratio (as of the proposed closing date of the acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) at least 0.25 below the applicable ratio set forth in Section 10.1;

(g)           no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower, to the extent requested by the Administrative Agent, (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(h)           no Event of Default or Default shall have occurred and be continuing both before and after giving effect to such acquisition;

(i)            the Borrower shall have obtained the prior written consent of the Administrative Agent and the Required Lenders prior to the consummation of such acquisition if (A) the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions), together with all other acquisitions consummated during the previous twelve (12) month period, and (B) the Permitted Acquisition Consideration for all acquisitions (or series of related acquisitions), together with all other acquisitions consummated during the term of this Agreement exceeds $5,000,000 in the aggregate;

(j)            the Borrower shall demonstrate, in form and substance reasonably satisfactory to the Administrative Agent, that the entity to be acquired had positive Consolidated EBITDA for the four (4) fiscal quarter period ended prior to the proposed closing date of such acquisition; and

(k)           the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the Borrower, net of the applicable acquired company’s cash balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any other Credit Party, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any other Credit Party, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Liens” means the Liens permitted pursuant to Section 11.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Register” has the meaning assigned thereto in Section 14.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Facility Lenders” means, at any date, with respect to any Facility, any combination of Lenders whose Commitments under such Facility aggregate more than fifty percent (50%) of the Aggregate Commitments under such Facility or, if the Commitments under such Facility have been terminated pursuant to Section 12.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under such Facility; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender under such Facility shall be excluded for purposes of making a determination of Required Facility Lenders; provided further that if at any time there are fewer than three (3) Lenders under any Facility, “Required Facility Lenders” shall mean all of the Lenders under such Facility.

“Required Lenders” means, at any date, any combination of Lenders whose Commitments aggregate more than fifty percent (50%) of the Aggregate Commitment or, if the Commitments have been terminated pursuant to Section 12.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that if at any time there are fewer than three (3) Lenders party to this Agreement, “Required Lenders” shall mean all of the Lenders.

“Responsible Officer” means, with respect to the Borrower and its Subsidiaries, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or any Subsidiary shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to issue or participate in Letters of Credit and make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, as such amounts may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans and issue or participate in Letters of Credit, as such amounts may be reduced at any time or from time to time pursuant to the terms hereof.  The Revolving Credit Commitment of all Revolving Credit Lenders on the Closing Date shall be $15,000,000.00.

“Revolving Credit Commitment Percentage” means, as to any Revolving Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Lenders” means Lenders with a Revolving Credit Commitment.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) May 31, 2009, (b) the date of termination by the Borrower pursuant to Section 2.4, or (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Secured Parties” has the meaning assigned thereto in the Guarantee and Collateral Agreement.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreement, each IP Security Agreement Supplement, any Mortgage and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guarantee the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Subsidiary that (a) is subordinated in right and time of payment to the Obligations on such terms and conditions as are satisfactory to the Required Lenders and (b) contains such other terms and conditions as are satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the term loan to be made to the Borrower by the Lenders pursuant to Section 4.1.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Term Loan to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan hereunder on the Closing Date.  The Term Loan Commitment of all Lenders on the Closing Date shall be $20,000,000.

“Term Loan Commitment Percentage” means, as to any Lender, (a) prior to making the Term Loan, the ratio of (i) the Term Loan Commitment of such Lender to (ii) the Term Loan Commitments of all Lenders and (b) after the Term Loan is made, the ratio of (i) the outstanding principal balance of the Term Loan held by such Lender to (ii) the aggregate outstanding principal balance of the Term Loan held by all Lenders.

“Term Loan Facility” means the term loan facility established pursuant to Article IV.

“Term Loan Maturity Date” means the first to occur of (a) June 30, 2011, or (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loan made by such Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Transaction Costs” means all transaction fees, charges and other amounts related to this Credit Facility or any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), all such transaction fees as approved by the Administrative Agent.

“Type” means, as to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas, as amended or modified from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

“United States” means the United States of America.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

SECTION 1.2                   Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3                   Accounting Terms; Financing Ratios.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein.

(b)           In computing or determining compliance with the financial covenants and financial ratios in this Agreement (including, without limitation, the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio and Excess Cash Flow and Section 10.3), the financial performance and financial numbers of FastChannel and its Subsidiaries prior to the Closing Date shall not be used or included in such computations or determinations.

SECTION 1.4                   UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5                   Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6                   References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7                   Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

SECTION 1.8                   Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1                   Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date up to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, prepay and reborrow Revolving Credit Loans hereunder up to, but not including, the Revolving Credit Maturity Date.

SECTION 2.2                   Procedure for Advances of Revolving Credit Loans.

(a)           Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether the Revolving Credit Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)           Disbursement of Revolving Credit Loans.  Not later than 1:00 p.m. on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Revolving Credit Loan.

SECTION 2.3                   Repayment and Prepayment of Revolving Credit Loans.

(a)           Repayment on Termination Date.  The Borrower hereby agrees to repay the outstanding principal amount of all Revolving Credit Loans in full on the Revolving Credit Maturity Date together with all accrued but unpaid interest thereon.

(b)           Mandatory Prepayments.  If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding L/C Obligations exceeds the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Revolving Credit Loans in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Revolving Credit Loans and second, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 12.2(b)).

(c)           Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day with respect to prepayments of any Base Rate Loan and (ii) on a day that is at least three (3) Business Days prior to the proposed date of prepayment with respect to prepayments of any LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Rate Loans.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  Each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(d)           Limitation on Prepayment of LIBOR Rate Loans.  The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e)           Hedging Agreements.  All Hedging Agreements, if any, between the Borrower and a Lender or an Affiliate of a Lender are independent agreements governed by the written provisions of such Hedging Agreement, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Agreement, except as otherwise expressly provided in such Hedging Agreement, and any payoff statement from such Lender or Affiliate relating to this Agreement and the Notes shall not apply to such Hedging Agreement except as otherwise expressly provided in such payoff statement.

SECTION 2.4                   Permanent Reduction of the Revolving Credit Commitment.

(a)           Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to terminate or permanently reduce (as applicable), without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $500,000 or any whole multiple of $100,000 in excess thereof.  Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage.  All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

(b)           Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Such cash collateral shall be applied in accordance with Section 12.2(b).  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility.  Such cash collateral shall be applied in accordance with Section 12.2(b).  If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(c)           Mandatory Reduction.  In the event proceeds remain after the prepayment of the Term Loan pursuant to Section 4.4(b), the Revolving Credit Commitment shall be permanently reduced on the date of the required prepayment under Section 4.4(b) by an amount equal to such excess proceeds.

SECTION 2.5                   Termination of Revolving Credit Facility.  The Revolving Credit Facility shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1                   L/C Commitment.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $500,000, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of Texas.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

SECTION 3.2                   Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

SECTION 3.3                   Commissions and Other Charges.

(a)           Letter of Credit Commissions.  The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

(b)           Issuance Fee.  In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis).  Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c)           Other Costs.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4                   L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of

(i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5                   Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.  Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.2(a) or Article VI.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6                   Obligations Absolute.  The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7                   Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1                   Term Loan.  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.

SECTION 4.2                   Procedure for Advance of Term Loan.  The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. one Business Day prior to the Closing Date requesting that the Lenders make the Term Loan on the Closing Date.  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Not later than 1:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Term Loan to be made by such Lender on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in the Notice of Borrowing.

SECTION 4.3                   Repayment of Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in consecutive quarterly installments on the last day of each of March, June, September and December commencing June 30, 2006 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:

FISCAL YEAR	PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
2006	September 30	$400,000
	December 31	$650,000
2007	March 31	$800,000
	June 30	$800,000
	September 30	$850,000
	December 31	$850,000
2008	March 31	$850,000
	June 30	$850,000
	September 30	$1,000,000
	December 31	$1,000,000
2009	March 31	$1,100,000
	June 30	$1,100,000
	September 30	$1,100,000
	December 31	$1,100,000
2010	March 31	$1,200,000
	June 30	$1,200,000
	September 30	$1,287,500
	December 31	$1,287,500
2011	March 31	$1,287,500
	June 30	$1,287,500

If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 4.4                   Prepayments of Term Loan.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loan, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment given not later than 11:00 a.m. on the day that is at least three (3) Business Days prior to the proposed date of prepayment, specifying the date and amount of repayment.  Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $500,000 or any whole multiple of $100,000 in excess thereof and shall be applied, in inverse order of maturity, to the outstanding scheduled principal installments of the Term Loan.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  The

Administrative Agent shall promptly notify the Lenders of each Notice of Prepayment.  Each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(b)           Mandatory Prepayments.

(i)            Debt Issuances.  The Borrower shall prepay the Loans and/or cash collateralize the L/C Obligations in the manner set forth in clause (vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance by the Borrower or any of its Subsidiaries.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such transaction.

(ii)           Equity Issuances.  The Borrower shall prepay the Loans and/or cash collateralize the L/C Obligations in the manner set forth in clause (vii) below in amounts equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any Equity Issuance by the Borrower or any of its Subsidiaries other than the exercise price on stock options issued as part of employee compensation; provided, that so long as no Event of Default has occurred and is continuing, no prepayments shall be required from the Net Cash Proceeds from Equity Issuances the proceeds of which are used to finance a Permitted Acquisition.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such transaction.

(iii)          Asset Dispositions.  The Borrower shall prepay the Loans and/or cash collateralize the L/C Obligations in the manner set forth in clause (vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition by the Borrower or any of its Subsidiaries.  Such prepayments shall be made within three (3) Business Days after receipt of the Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder in connection with up to $500,000 of aggregate Net Cash Proceeds in any Fiscal Year from Asset Dispositions by the Borrower or any of its Subsidiaries which is reinvested within ninety (90) days after receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries in similar replacement assets.

(iv)          Extraordinary Receipts.  The Borrower shall prepay the Loans and/or cash collateralize the L/C Obligations in the manner set forth in clause (vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Extraordinary Receipts by the Borrower or any of its Subsidiaries.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such transaction.

(v)           Insurance and Condemnation Events.  The Borrower shall prepay the Loans and/or cash collateralize the L/C Obligations in the manner set forth in clause (vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by the Borrower or any of its Subsidiaries.  Such prepayments shall be made within three (3) Business Days after receipt of Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder in connection with up to $500,000 of aggregate Net Cash Proceeds in any Fiscal Year from Insurance and Condemnation Events by the Borrower or any of its Subsidiaries which is reinvested within ninety (90) days after receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries in similar replacement assets.

(vi)          Excess Cash Flow.  No later than ninety (90) days after the end of any Fiscal Year (commencing with the Fiscal Year ending on December 31, 2006), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in an amount equal to fifty percent (50%) of Excess Cash Flow, if any, for such Fiscal Year.

(vii)         Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (vi) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  Each prepayment of the Loans under this Section shall be applied as follows: first, to reduce in inverse order of maturity the remaining scheduled principal installments of the Term Loans, pursuant to Section 4.3 and (ii) second, to the extent of any excess, to reduce permanently the Revolving Credit Commitment, pursuant to Section 2.4(c).

Amounts repaid or prepaid under the Term Loan may not be reborrowed.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1                   Interest.

(a)           Interest Rate Options.

(i)            Subject to the provisions of this Section, at the election of the Borrower, Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date).  The Borrower shall select the Type of Loan and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.  Any Revolving Credit Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(ii)           Subject to the provisions of this Section and Section 5.8, the Term Loan shall bear interest at the LIBOR Rate plus the Applicable Margin.  If, pursuant to Section 5.8, the Term Loan is a Base Rate Loan, the Term Loan shall bear interest at the Base Rate plus the Applicable Margin.

(b)           Interest Periods.  In connection with each LIBOR Rate Loan under the Revolving Credit Facility, the Borrower, by giving notice at the times described in Section 2.2 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such

Revolving Credit Loan, which Interest Period shall be a period of one (1), two (2), or three (3) months; provided that:

(i)            the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)           if any Interest Period under the Revolving Credit Facility would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)          any Interest Period with respect to a LIBOR Rate Loan under the Revolving Credit Facility that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)          no Interest Period under the Revolving Credit Facility shall extend beyond the Revolving Credit Maturity Date, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9;

(v)           there shall be no more than six (6) Interest Periods for LIBOR Rate Loans under the Revolving Credit Facility in effect at any time;

provided, further that, with respect to the Term Loan, the term “Interest Period” shall mean the following:

(i)            the period from the Closing Date through and including June 30, 2006, and thereafter; and

(ii)           each three-month period commencing on the first day of January, April, July and October of each year, and ending on the last day of March, June, September and December, as applicable, with the first such period beginning on July 1, 2006;

provided, further that no Interest Period with respect to the Term Loan shall extend beyond the Term Loan Maturity Date; provided, further that, if any Interest Period under the Term Loan Facility would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the immediately preceding Business Day.

(c)           Default Rate.  Subject to Section 12.2, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (j) or (k), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans or Letters of Credit under the Revolving Credit Facility, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.  Interest payable pursuant to this Section 5.1(c) shall be payable by the Borrower from time to time on demand by the Administrative Agent.

(d)           Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last day of each March, June, September and December of each calendar year, commencing on June 30, 2006, and on the Revolving Credit Maturity Date and Term Loan Maturity Date, as applicable; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto and on the Revolving Credit Maturity Date and Term Loan Maturity Date, as applicable.  Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

SECTION 5.2                   Notice and Manner of Conversion or Continuation of Revolving Credit Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans under the Revolving Credit Facility in a principal amount equal to $500,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period with respect to the Revolving Credit Facility, (i) convert all or any part of its outstanding LIBOR Rate Loans under the Revolving Credit Facility in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Revolving Credit Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Revolving Credit Loan is to be effective specifying (A) the Revolving Credit Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Revolving Credit Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 5.3                   Fees.

(a)           Commitment Fee.  Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment.  The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on June 30, 2006, and ending on the Revolving Credit Maturity Date.  Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages.

(b)           Administrative Agent’s and Other Fees.  In order to compensate the Administrative Agent for structuring and syndicating the Lenders for their obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the Lenders and their Affiliates, any fees set forth in the Fee Letter.

SECTION 5.4                   Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 5.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 5.5                   Evidence of Indebtedness.

(a)           Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the

Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and Term Note which shall evidence such Lender’s Revolving Credit Loans and Term Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)           Participations.  In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6                   Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7                   Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.2(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8                   Changed Circumstances.

(a)           Circumstances Affecting LIBOR Rate Availability.  If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)           Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue or maintain any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 5.9                   Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10                 Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)           subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)          impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the Borrower shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.  All payments by the Borrower hereunder shall be made without any offset, abatement, withholding, deduction, counterclaim, or reduction.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11                 Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 5.12                 Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv)          such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.13                 Security.  The Obligations of the Borrower, the other Credit Parties and DG III shall be secured or guaranteed as provided in the Security Documents and the DG III Guaranty.

ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1                   Closing.  The closing shall take place at the offices of Bracewell & Giuliani LLP at 10:00 a.m. on May 31, 2006, or on such other place, date and time as the parties hereto shall mutually agree.

SECTION 6.2                   Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)           Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Term Note in favor of each Lender requesting a Term Note, the Security Documents, the DG III Guaranty (or a ratification by DG III of the DG III Guaranty (as defined in the Existing Credit Agreement) satisfactory in form and substance to the Administrative Agent), together with any other applicable Loan Document, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)           Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)            Certificate of Secretary of each Credit Party and DG III.  A certificate from a Responsible Officer of each Credit Party and DG III substantially in the form attached hereto as Exhibit K certifying (A) as to the incumbency and genuineness of the signature of each officer of such Person executing Loan Documents to which it is a party, (B) that attached thereto is a true, correct and complete copy of (1) the articles or certificate of incorporation or formation of such Person and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (2) the bylaws or other governing document of such Person as in effect on the Closing Date, (3) resolutions duly adopted by the board of directors or other governing body of such Person authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (4) each certificate required to be delivered pursuant to Section 6.2(b)(ii), and (C) that (1) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete, (2) none of the Credit Parties or DG III is in violation of any of the covenants contained in this Agreement and the other Loan Documents, (3) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing and (4) each of the Credit Parties and DG III, as applicable, has satisfied each of the conditions set forth in Section 6.2 and Section 6.3.

(ii)           Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party and DG III under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Person is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

(iii)          Opinions of Counsel.  Favorable opinions of counsel to the Credit Parties and DG III substantially in the form attached hereto as Exhibit L and addressed to the Administrative Agent and the Lenders with respect to the Credit Parties and DG III, the Loan Documents and such other matters as the Lenders shall request.  Each legal opinion, if any, delivered in connection with the Acquisition Agreement shall provide that the Administrative Agent and the Lenders may rely on such legal opinion.

(iv)          Tax Forms.  Copies of the United States Internal Revenue Service forms required by Section 5.11(e).

(c)           Personal Property Collateral.

(i)            Filings and Recordings.  The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

(ii)           Pledged Collateral.  The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents.

(iii)          Lien Search.  The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties and DG III under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of the assets of such Person are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(iv)          Hazard and Liability Insurance.  The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in form and substance reasonably satisfactory to the Administrative Agent.

(d)           Consents; Defaults.

(i)            Governmental and Third Party Approvals.  The Credit Parties and DG III shall have received all material governmental, shareholder and third party consents (including, if obtainable on or before the Closing Date, a written consent by MDVX to the DG III Guaranty, satisfactory in form and substance to the Administrative Agent (“the MDVX Consent”)) and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement, the other Loan Documents and the Acquisition Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or DG III or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)           No Injunction, Litigation, Etc.  No action, suit, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, the other Loan Documents or the Acquisition Documents or the consummation of the transactions contemplated by the Loan Documents and the Acquisition Documents, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(e)           Financial Matters.

(i)            Financial Statements.  The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2006 and related unaudited interim statements of income and retained earnings and cash flows for fiscal quarter of the Borrower then ended.

(ii)           Financial Projections.  Pro forma Consolidated financial statements for the Borrower and its Subsidiaries, and forecasts prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Credit Agreement.

(iii)          Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate from the chief financial officer of the Borrower substantially in the form attached hereto as Exhibit M certifying that (A) the Borrower and each Subsidiary are each Solvent (after giving effect to the FastChannel Acquisition, the Extensions of Credit on the Closing Date and the incurrence of all other Indebtedness in connection with this Agreement and the FastChannel Acquisition) and (B) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.

(iv)          Payment at Closing; Fee Letters.  The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, accrued and unpaid interest and commitment fees under the Existing Credit Agreement and legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)            Merger.  The Administrative Agent shall have received certified copies of a certificate of merger or other confirmation satisfactory to the Administrative Agent of the consummation of the Merger strictly in accordance with all requirements of Applicable Law and the Acquisition Documents, without any waiver or amendment not consented to by the Lenders.

(g)           Miscellaneous.

(i)            Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii)           Due Diligence.  The Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

(iii)          Availability.  After giving effect to the funding of the Revolving Credit Loans and the issuance of Letters of Credit on the Closing Date, at least $3,000,000 in availability shall exist under the Revolving Credit Facility.

(iv)          Material Adverse Effect.  There shall have occurred no change, occurrence, or development since September 30, 2005, in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole.

(v)           MDVX Indebtedness.  The collateral securing the MDVX Indebtedness pursuant to the MDVX Security Agreement (the “MDVX Collateral”) and its relationship with the Collateral is satisfactory to the Administrative Agent.

(vi)          Capital Structure.  Administrative Agent shall have approved the legal, capital or ownership structure and the shareholder arrangements of the Borrower and each Subsidiary.

(vii)         [Reserved].

(viii)        Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and the Acquisition Documents shall be satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(h)           Acquisition, Etc.  The following transactions shall have been consummated, in each case on terms and conditions satisfactory to the Lenders:

(i)            The FastChannel Acquisition;

(ii)           the Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the FastChannel Acquisition shall not exceed $2,529,000; and

(iii)          the Administrative Agent shall have received satisfactory evidence that FastChannel’s revolving credit facility with Comerica Bank shall have been terminated and all amounts thereunder shall have been paid in full and satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith; provided, however, that (x) letters of credit issued by Comerica Bank for the account of FastChannel and outstanding on the Closing Date in an aggregate face amount of $370,955 may remain outstanding and secured by cash collateral in an amount not to exceed $370,955, and (y) letters of credit issued by Silicon Valley Bank for the account of FastChannel and outstanding on the Closing Date in an aggregate face amount of $580,000 may remain outstanding and secured by cash collateral in an amount not to exceed $580,000.

(i)            Acquisition Documents.  The Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of the Acquisition Documents and such other documents or instruments as may be requested by the Administrative Agent, including a copy of each debt instrument, security agreement, mortgage, deed of trust, or other Material Contract to which any Credit Party or any of its Subsidiaries may be a party and a copy of each employment agreement and other compensation agreement with each executive officer of any Credit Party.

SECTION 6.3                   Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)           Continuation of Representations and Warranties.  The representations and warranties of the Credit Parties contained in the Loan Documents shall be true and correct on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty that specifically refers to an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)           Notices.  The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Sections 2.2(a), 4.2 or 5.2, as applicable.

(d)           Additional Documents.  The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 7.1                   Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a)           Organization; Power; Qualification.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.  The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).

(b)           Ownership.  Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.1(b).  As of the Closing Date, the capitalization of the Subsidiaries of the Borrower consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b).  All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 7.1(b).  The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b).  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Subsidiaries of the Borrower, except as described on Schedule 7.1(b).

(c)           Authorization of Agreement, Loan Documents and Borrowing.  Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries where the failure to obtain such Governmental Approval could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC.

(e)           Compliance with Law; Governmental Approvals.  Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.  The Acquisition and the Acquisition Documents comply with all Applicable Laws relating thereto.

(f)            Tax Returns and Payments.  Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable.  Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries.  No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved other than Permitted Liens.  The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

(g)           Intellectual Property Matters.  Each of the Borrower and its Subsidiaries owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

(h)           Environmental Matters.

(i)            The properties owned, leased or operated by the Borrower and its Subsidiaries now, and to their knowledge have not previously, contained any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii)           The Borrower, each of its Subsidiaries and their respective properties and all operations conducted in connection thereon are in compliance in all material respects, and have been in compliance in all material respects, with all applicable Environmental Laws, to the their knowledge, there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii)          Neither the Borrower nor any Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv)          Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws with respect to the Borrower or its Subsidiaries, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws with respect to the Borrower or its Subsidiaries;

(v)           No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations that could reasonably be expected to have a Material Adverse Effect; and

(vi)          There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(i)            ERISA.

(i)            As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);

(ii)           The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii)          As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv)          Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v)           No Termination Event has occurred or is reasonably expected to occur; and

(vi)          Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j)            Margin Stock.  Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)           Government Regulation.  Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l)            Material Contracts.  Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  To the extent requested by the Administrative Agent, the Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l) or any other Schedule hereto.  Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

(m)          Employee Relations.  Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m).  The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(n)           Burdensome Provisions.  Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(o)           Financial Statements.  The audited and unaudited financial statements delivered pursuant to Section 6.2(e)(i) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.  The pro forma financial statements delivered pursuant to Section 6.2(e)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial statements and forecasts shall be subject to normal year end closing and audit adjustments.

(p)           No Material Adverse Change.  Since September 30, 2005, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(q)           Solvency.  As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

(r)            Real Property; Titles to Properties.  All real property currently owned or leased by the Borrower or any Subsidiary is listed on Schedule 7.1(r).  Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.2(e), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(s)           Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Borrower or the applicable Subsidiary operates.

(t)            Liens.  None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens.  Neither the Borrower nor any Subsidiary thereof has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens.

(u)           Indebtedness and Guaranty Obligations.  Schedule 7.1(u) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $100,000.  The Borrower and its Subsidiaries have performed and are in compliance with all of the material terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.

(v)           Litigation.  Except for matters existing on the Closing Date and set forth on Schedule 7.1(v), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) materially adversely affects any of the Loan Documents or the Acquisition Documents or any of the transactions contemplated hereby or thereby.

(w)          Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

(x)            Senior Indebtedness Status.  The Obligations of the Borrower and each Subsidiary under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness permitted hereunder and all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.  The security interests created by the Security Documents are valid and perfected first priority security interests (subject to Permitted Liens) in the Collateral in favor of Administrative Agent, for itself and for the benefit of the Secured Parties, securing, in accordance with the terms of the Security Documents, the outstanding Obligations, and the Collateral is subject to no Liens other than Permitted Liens.  The Liens created by the Security Documents are enforceable as security for the outstanding Obligations in accordance with their terms with respect to the Collateral subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of any Credit Party or DG III), and (iii) enforcement may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and may be limited by Applicable Law that may affect the enforcement of certain rights or remedies provided for in such Loan Documents.

(y)           OFAC.  None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(z)            Disclosure.  The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(aa)         Acquisition.  As of the date hereof, all of the representations and warranties contained in the Acquisition Documents are true and correct in all material respects.  The Borrower has delivered to the Administrative Agent complete and correct copies of the Acquisition Documents, including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 7.2                   Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 8.1                   Financial Statements and Projections.

(a)           Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the

Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

(b)           Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that does not contain a “going concern” or like qualification or exception or a qualification with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(c)           Annual Business Plan and Financial Projections.  As soon as practicable and in any event within forty-five (45) days prior to the beginning of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following:  a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

SECTION 8.2                   Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Section 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

SECTION 8.3                   Excess Cash Flow Certificate.  At each time financial statements are delivered pursuant to Section 8.1(b), an Excess Cash Flow Certificate.

SECTION 8.4                   Accountants’ Certificate.  At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Article X, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.

SECTION 8.5                   Other Reports.

(a)           Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

(b)           such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 8.6                   Notice of Litigation and Other Matters.  Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a)           the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in material liability to the Borrower and its Subsidiaries;

(b)           any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c)           any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof;

(d)           any attachment, judgment, lien, levy or order exceeding $250,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof;

(e)           (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(f)            (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(g)           any event which makes any of the representations set forth in Section 7.1 that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Section 7.1 that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect.

SECTION 8.7                   Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(y).

ARTICLE IX

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.2, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 9.1                   Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 9.2                   Maintenance of Property.  In addition to the requirements of any of the Security Documents, protect and preserve all properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

SECTION 9.3                   Insurance.  Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by this Agreement and any Security Document (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 9.4                   Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 9.5                   Payment and Performance of Obligations.  Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 9.6                   Compliance With Laws and Approvals.  Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

SECTION 9.7                   Environmental Laws.  In addition to and without limiting the generality of Section 9.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 9.8                   Compliance with ERISA.  In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the

Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 9.9         Compliance With Agreements.  Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract.

SECTION 9.10                 Visits and Inspections.  Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.

SECTION 9.11                 Additional Subsidiaries.

(a)           Additional Domestic Subsidiaries.  Notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days), cause such Person to (i) become a Guarantor and grant to the Administrative Agent a first priority security interest in all assets owned by such Subsidiary and guarantee the Obligations by delivering to the Administrative Agent a duly executed assumption agreement to the Guarantee and Collateral Agreement substantially in the form of Annex 1 thereto and such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (iv) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (v) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)           Additional Foreign Subsidiaries.  Notify the Administrative Agent at the time that any Person becomes a first tier Foreign Subsidiary of the Borrower or any Subsidiary, and promptly thereafter (and in any event within forty-five (45) days after creation of such Foreign Subsidiary), cause (i) the Borrower or the applicable Subsidiary to deliver to the Administrative Agent, Security Documents pledging sixty-six percent (66%) of the total outstanding Capital Stock of such new Foreign Subsidiary and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), provided, however, that the Borrower or applicable Subsidiary shall pledge one hundred percent (100%) of the total outstanding Capital Stock of such new Foreign Subsidiary if, in the good faith judgment of the Borrower or such Subsidiary, no material adverse tax consequences would result from such 100% pledge, (ii) such Person to guarantee the Obligations by delivering to the Administrative Agent an executed assumption and supplement to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose (provided that, in the good faith judgment of the Borrower or such Subsidiary, no material adverse tax consequences would result from such Person guaranteeing the Obligations), (iii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (iv) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (v) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 9.12                 DG III as Grantor.  Notify the Administrative Agent of the payment in full of the MDVX Indebtedness and promptly thereafter (and in any event within ten (10) days), cause DG III to (i) grant to the Administrative Agent a first priority security interest in all assets owned by DG III and guarantee the Obligations by delivering to the Administrative Agent a duly executed assumption agreement to the Guarantee and Collateral Agreement substantially in the form of Annex 1 thereto and such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of DG III, (iv) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (v) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 9.13                 Real Property Collateral.  Notify the Administrative Agent, within ten (10) days after the acquisition or lease by any Credit Party of any real property that is not subject to the existing Security Documents, and within sixty (60) days following request by the Administrative Agent, deliver such Mortgages, deeds of trust, title insurance policies, environmental assessments, surveys, landlord waivers and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such real property in favor of the Administrative Agent, for the benefit of itself and the Secured Parties, all in form and substance acceptable to the Administrative Agent.

SECTION 9.14                 Use of Proceeds.  The Borrower shall use the proceeds of the Extensions of Credit (a) to refinance the Existing Credit Agreement, (b) to finance the FastChannel Acquisition, and (c) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions.

SECTION 9.15                 Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

SECTION 9.16                 Amendments to Acquisition Documents.  No later than ten (10) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification under or pursuant to the Acquisition Documents.

SECTION 9.17                 Landlord Waivers.  On or before June 30, 2006, the Borrower shall deliver to the Administrative Agent a duly executed Landlord Waiver from each landlord of the Borrower or any Subsidiary (except for the landlord of 1105 Battery Street, San Francisco, CA), pursuant to a landlord waiver in substantially the form of Exhibit I or in such other form as is reasonably acceptable to the Administrative Agent.

SECTION 9.18                 DG III Guaranty.  In the event that the Borrower is unable to obtain the MDVX Consent on or before the Closing Date, the Borrower shall, on or before June 30, 2006, (a) execute and deliver to the Administrative Agent the DG III Guaranty, and (b) deliver to the Administrative Agent the MDVX Consent duly executed by MDVX.

ARTICLE X

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower will not on a Consolidated basis:

SECTION 10.1                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Borrower set forth below to exceed the ratio set forth below opposite such fiscal quarter:

For Fiscal Quarter Ending	Maximum Ratio
September 30, 2006	3.00 to 1.00

December 31, 2006 and the last day of each fiscal quarter thereafter	3.00 to 1.00

SECTION 10.2                 Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio for any period of four (4) consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

For Fiscal Quarter Ending	Minimum Ratio
September 30, 2006	1.15 to 1.00

December 31, 2006 and the last day of each fiscal quarter thereafter	1.20 to 1.00

SECTION 10.3                 Minimum Net Worth.  Permit Consolidated Net Worth at the end of any fiscal quarter (it being agreed that the first test date under this Section 10.3 shall be September 30, 2006) to be less than the sum of (i) $80,000,000, (ii) an amount equal to 50% of Consolidated Net Income earned in each full fiscal quarter ending after March 31, 2006 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 50% of the aggregate increases in shareholders equity of the Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of Capital Stock of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such Capital Stock.

ARTICLE XI

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower will not and will not permit any of its Subsidiaries to, directly or indirectly:

SECTION 11.1                 Limitations on Indebtedness.  Create, incur, assume or permit to exist any Indebtedness except:

(a)           the Obligations (excluding Hedging Obligations permitted pursuant to Section 11.1(b));

(b)           Indebtedness of the Borrower incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;

(c)           Indebtedness of any Credit Party existing on the Closing Date and not otherwise permitted under this Section and listed on Schedule 7.1(u), and any refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(d)           Indebtedness of any Credit Party and DG III pursuant to any Loan Document;

(e)           Unsecured Guaranty Obligations with respect to Indebtedness permitted pursuant to subsection (c) of this Section;

(f)            Unsecured Subordinated Indebtedness owing by any Credit Party to another Credit Party;

(g)           Indebtedness of DG III to MDVX pursuant to the MDVX Loan Agreement and the MDVX Note; and

(h)           Additional Indebtedness of the Borrower and its Subsidiaries (other than DG III) in an aggregate amount outstanding not to exceed $1,500,000 at any time;

provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

SECTION 11.2                 Limitations on Liens.  Create, incur, assume or permit to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except the following (each, a “Permitted Lien”):

(a)           Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b)           the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)           Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d)           Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(e)           Liens of the Administrative Agent for the benefit of (i) the Administrative Agent and the Secured Parties under the Loan Documents and in connection with any Banking Services Obligations and (ii) each Hedge Lender under any Hedging Agreement permitted under Section 11.1(b);

(f)            Liens existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which (i)were not created in contemplation of or in connection with such event and (ii) do not extend to or cover any other property or assets of Borrower or any Subsidiary, so long as any Indebtedness related to any such Liens are permitted under Section 11.1;

(g)           Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 11.2; and

(h)           Liens securing Capital Leases of the Borrower or any other Credit Party, in each case as such Indebtedness is permitted under Section 11.1(h); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, as the case may be, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost or fair market value, whichever is lower, of such property or lease payment amount of such property at the time it was acquired.

SECTION 11.3                 Limitations on Loans, Advances, Investments and Acquisitions.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, any investment in cash or by delivery of property in, or Guaranty Obligation in favor of, any Person (each, an “Investment”) except:

(a)           Investments (i) in any Credit Party, (ii) in Subsidiaries formed after the Closing Date so long as the Borrower complies with the applicable provisions of Section 9.11 and (iii) the Investments described on Schedule 11.3 existing on the Closing Date;

(b)           Investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(c)           Investments by the Borrower or any Credit Party in the form of Permitted Acquisitions;

(d)           Hedging Agreements permitted pursuant to Section 11.1(b);

(e)           purchases of assets in the ordinary course of business;

(f)            Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $200,000;

(g)           intercompany Indebtedness permitted pursuant to Section 11.1(f);

(h)           Guaranty Obligations permitted pursuant to Section 11.1(e);

(i)            Investments in the form of loans and advances by the Borrower to DG III made solely to enable DG III to make regularly scheduled payments of principal and interest on the MDVX Indebtedness provided that such payments do not violate Section 11.14 below and no Default or Event of Default has occurred and is continuing prior to (or would occur after giving effect to) such Investment;

(j)            Permitted Acquisitions;

(k)           the FastChannel Acquisition; and

(l)            other additional Investments by any Credit Party not otherwise permitted pursuant to this Section not exceeding $200,000 in the aggregate in any Fiscal Year.

SECTION 11.4                 Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)           any Wholly-Owned Subsidiary of the Borrower (other than DG III) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any other Credit Party (other than a Foreign Subsidiary of the Borrower) (provided that such Credit Party shall be the continuing or surviving Person);

(b)           any Wholly-Owned Subsidiary of any Credit Party (other than DG III) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Credit Party (other than a Foreign Subsidiary of the Borrower); (provided that if the transferor in such a transaction is a Credit Party, then the transferee must either be the Borrower or any other Credit Party that is not a Foreign Subsidiary of the Borrower);

(c)           any Wholly-Owned Subsidiary of the Borrower (other than DG III) may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition;

(d)           any Subsidiary of the Borrower (other than DG III) may wind-up into the Borrower or any other Credit Party; and

(e)           the Merger.

SECTION 11.5                 Limitations on Asset Dispositions.  Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:

(a)           the sale of inventory in the ordinary course of business;

(b)           the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c)           the transfer of assets to the Borrower or any other Credit Party pursuant to Section 11.4(b);

(d)           the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e)           the disposition of any Hedging Agreement permitted pursuant to Section 11.1(b); and

(f)            additional Asset Dispositions by any Credit Party not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $500,000 in any Fiscal Year.

SECTION 11.6                 Limitations on Dividends and Distributions.  Declare or pay any dividends upon any of its Capital Stock, or purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets on account of shares of its Capital Stock, or make any change in its capital structure; provided that:

(a)           the Borrower or any Subsidiary (other than DG III and any of its Subsidiaries) may pay dividends payable solely in shares of its own Capital Stock;

(b)           any Subsidiary may pay cash dividends to the Borrower or to a Wholly-Owned Subsidiary that is a Credit Party;

(c)           the Borrower may pay cash dividends on its Capital Stock after December 31, 2006, provided that (i) no Default or Event of Default exists at the time of any such dividend or would result therefrom, and (ii) the Consolidated Fixed Charge Coverage Ratio on a pro forma basis, computed as at the last day of the most recently ended fiscal quarter of the Borrower as if such dividend (and all other dividends paid by the Borrower after such date) had occurred on the first day of the relevant period for testing such compliance, is greater than or equal to 1.20 to 1.00; and

(d)           the Borrower may spend up to $1,000,000 during each fiscal year of the Borrower after December 31, 2006, to repurchase common stock of the Borrower, provided that (i) no

Default or Event of Default exists at the time of any such repurchase or would result therefrom, and (ii) the Consolidated Fixed Charge Coverage Ratio on a pro forma basis, computed as at the last day of the most recently ended fiscal quarter of the Borrower as if such repurchase (and all other repurchases of common stock after such date) had occurred on the first day of the relevant period for testing such compliance, is greater than or equal to 1.20 to 1.00.

SECTION 11.7                 Limitations on Exchange and Issuance of Capital Stock.  Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 11.8                 Transactions with Affiliates.  Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

(i)            transactions permitted by Section 11.3, 11.4, 11.6 and 11.7;

(ii)           transactions existing on the Closing Date and described on Schedule 11.8;

(iii)          normal compensation and reimbursement of reasonable expenses of officers and directors; and

(iv)          other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the Borrower.

SECTION 11.9                 Certain Accounting Changes; Organizational Documents.  (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

SECTION 11.10               Amendments; Payments and Prepayments of Subordinated Indebtedness.

(a)           Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder;

(b)           Amend, supplement or otherwise modify (or permit the modification or amendment of) any of the terms or provisions of any MDVX Loan Document in any respect which would (i) increase the principal amount of, or the interest rate attributable to, the MDVX Indebtedness, (ii) increase or otherwise modify the collateral securing the MDVX Indebtedness, (iii) shorten the maturity of the MDVX Indebtedness, (iv) increase the interest rate on, or the rate of amortization of, the MDVX Indebtedness or (v) otherwise adversely affect any of the rights or interests of the Administrative Agent and the Lenders as determined in their sole discretion;

(c)           Cancel, forgive, make any payment or prepayment on, or redeem, repurchase or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness; or

(d)           (i) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documents or any other document delivered in connection therewith such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Credit Parties or the Lenders with respect thereto or (ii) otherwise amend, supplement or otherwise modify the terms and conditions of any of the Acquisition Documents or any such other documents except for any such amendment, supplement or modification that (A) becomes effective after the Closing Date and (B) could not reasonably be expected to have a Material Adverse Effect.

SECTION 11.11               Restrictive Agreements.

(a)           Enter into any Indebtedness which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.

(b)           Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower.

SECTION 11.12               Nature of Business.  Alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.

SECTION 11.13               Impairment of Security Interests.  Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Secured Parties pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Permitted Liens and asset sales permitted under Section 11.5.

SECTION 11.14               Prepayments of MDVX Indebtedness.  Prepay, repurchase or redeem the MDVX Indebtedness or any part thereof prior to the date it is due without the prior written consent of the Administrative Agent.

ARTICLE XII

DEFAULT AND REMEDIES

SECTION 12.1                 Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)           Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)           Other Payment Default.  The Borrower or any Subsidiary shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)           Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)           Default in Performance of Certain Covenants.  The Borrower or any Subsidiary shall default in the performance or observance of any covenant or agreement contained in  Sections 8.1, 8.2, 8.5(e)(i) , 9.17, or 9.18 or Articles X or XI.

(e)           Default in Performance of Other Covenants and Conditions.  The Borrower or any Subsidiary shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f)            Hedging Agreement.  (i) The Borrower shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement with a Lender or an Affiliate of a Lender or (ii) the Borrower shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any other Hedging Agreement permitted hereunder and such default causes the termination of such Hedging Agreement and the Termination Value owed by the Borrower as a result thereof exceeds $100,000.

(g)           Indebtedness Cross-Default.  The Borrower or any Subsidiary shall (i) default in the payment of any Indebtedness (including, without limitation, any MDVX Indebtedness but excluding the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $500,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (including, without limitation, the MDVX Indebtedness but excluding the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $500,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(h)           Other Cross-Defaults.  The Borrower or any Subsidiary shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP.

(i)            Change in Control.  Any Change in Control shall occur.

(j)            Voluntary Bankruptcy Proceeding.  The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate or other organizational action for the purpose of authorizing any of the foregoing.

(k)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or such Subsidiary for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l)            Failure of Agreements.  Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any Subsidiary party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(m)          Termination Event.  The occurrence of any of the following events:  (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $250,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $250,000.

(n)           Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $250,000 in any Fiscal Year shall be entered against the Borrower or any Subsidiary by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.

(o)           Environmental.  Any one or more Environmental Claims shall have been asserted against the Borrower or any Subsidiary; the Borrower or such Subsidiary would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(p)           Material Adverse Effect.  There shall occur a Material Adverse Effect with respect to the Borrower and its Subsidiaries, taken as a whole.

SECTION 12.2                 Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)           Acceleration; Termination of Credit Facility.  Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are expressly waived by each Credit Party and DG III, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are expressly waived by each Credit Party and DG III, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)           Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c)           Rights of Collection.  Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 12.3                 Rights and Remedies Cumulative; Non-Waiver; etc.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 12.4                 Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Obligations, all net proceeds from the enforcement of the Obligations and all proceeds of the Collateral shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders and, with respect to Hedging Obligations, any Hedge Lender in proportion to the respective amounts described in this clause Third payable to them);

Fourth, ratably, (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and any Banking Services Obligations and (b) to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding (ratably among the Lenders and, with respect to Banking Services Obligations, any Affiliate of a Lender in proportion to the respective amounts described in this clause Fourth held by them); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

SECTION 12.5                 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.3 and 14.3) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.3 and 14.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

SECTION 13.1                 Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

SECTION 13.2                 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 13.3                 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.2 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 13.4                 Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 13.5                 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 13.6                 Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 13.7                 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 13.8                 No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 13.9                 Collateral and Guarantee Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)           to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of itself and the other Secured Parties, under any Loan Document (i) upon payment in full of the Obligations, (ii) that is sold or to be sold as part of or in connection with any Asset Disposition expressly permitted hereunder, or (iii) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Lenders and each Hedge Lender;

(b)           to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien, if approved, authorized or ratified in writing by each Hedge Lender; and

(c)           to release any Credit Party from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction expressly permitted hereunder and if no Default or an Event of Default shall have occurred and be continuing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Credit Party from its obligations under the Guarantee and Collateral Agreement pursuant to this Section.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1                 Notices.

(a)           Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing.  Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.  A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)           Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	750 W. John W. Carpenter Freeway, Suite 700 Irving, Texas 75039 Attention: Omar Choucair Telephone No.: 972-581-2000 Telecopy No.: 972-581-2100

With copies to:	Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, Texas 75201-4761 Attention: Steven S. Camp Telephone No.: 214-999-4354 Telecopy No.: 214-999-3354

If to Wachovia as Administrative Agent:

Wachovia Bank, National Association
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288

With copies to:	Bracewell & Giuliani LLP 500 N. Akard St., Suite 4000 Dallas, TX 75201-3387 T: (214) 758-1004 M:(214) 228-1680 Attention: Mark Knowles

Telephone No.: (214) 758-1004 Telecopy No.: (214) 758-8304

If to any Lender:	To the address set forth on the Register.

(c)           Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

SECTION 14.2                 Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 6.2 without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iii) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder, in each case, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default;

(e)           change (i) Section 5.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender and, with respect to Hedging Obligations, each Hedge Lender;

(f)            change Section 4.4(b)(vii) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender;

(g)           change any provision of this Section or the definition of “Required Lenders” or “Required Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h)           amend or otherwise modify the definition of “Obligations” or “Hedging Obligations”, without the written consent of each Lender and Hedge Lender;

(i)            amend or otherwise modify the definition of “Secured Parties” in this Agreement or in the Guarantee and Collateral Agreement, without the written consent of each Lender and Hedge Lender;

(j)            release all of the Credit Parties or release Credit Parties comprising substantially all of the credit support for the Obligations, in either case, from the Guarantee and Collateral Agreement (other than as authorized in Section 13.8), without the written consent of each Lender;

(k)           release all or a material part of the Collateral or release any Security Document (other than as authorized in Section 13.8 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

(l)            amend, modify or waive any condition precedent to any Extension of Credit under the Revolving Credit Facility as set forth in Section 6.3 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of Required Facility Lenders with respect to the Revolving Credit Facility; or

(m)          impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations thereunder with the written consent of the Required Facility Lenders under such Facility;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 14.3                 Expenses; Indemnity.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL CLAIMS OR CIVIL PENALTIES OR FINES ASSESSED BY OFAC), DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER

OR ANY SUBSIDIARY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, OR (V) ANY CLAIM (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL CLAIMS OR CIVIL PENALTIES OR FINES ASSESSED BY THE U.S. DEPARTMENT OF THE TREASURY’S OFFICE OF FOREIGN ASSETS CONTROL), INVESTIGATION, LITIGATION OR OTHER PROCEEDING (WHETHER OR NOT THE ADMINISTRATIVE AGENT OR ANY LENDER IS A PARTY THERETO) AND THE PROSECUTION AND DEFENSE THEREOF, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LOANS, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING WITHOUT LIMITATION, REASONABLE ATTORNEYS AND CONSULTANT’S FEES, INCLUDING ANY LOSSES, CLAIMS, DAMAGES, LIABILITIES, OR RELATED EXPENSES CAUSED BY ANY INDEMNITEE’S OWN NEGLIGENCE, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY SUBSIDIARY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH SUBSIDIARY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c)           Reimbursement by Lenders.  TO THE EXTENT THAT THE BORROWER FOR ANY REASON FAILS TO INDEFEASIBLY PAY ANY AMOUNT REQUIRED UNDER CLAUSE (A) OR (B) OF THIS SECTION TO BE PAID BY IT TO THE ADMINISTRATIVE AGENT (OR ANY SUB-AGENT THEREOF), THE ISSUING LENDER OR ANY RELATED PARTY OF ANY OF THE FOREGOING, EACH LENDER SEVERALLY AGREES TO PAY TO THE ADMINISTRATIVE AGENT (OR ANY SUCH SUB-AGENT), THE ISSUING LENDER OR SUCH RELATED PARTY, AS THE CASE MAY BE, SUCH LENDER’S AGGREGATE EXPOSURE PERCENTAGE (DETERMINED AS OF THE TIME THAT THE APPLICABLE UNREIMBURSED EXPENSE OR INDEMNITY PAYMENT IS SOUGHT) OF SUCH UNPAID AMOUNT, PROVIDED THAT THE UNREIMBURSED EXPENSE OR INDEMNIFIED LOSS, CLAIM, DAMAGE, LIABILITY OR RELATED EXPENSE, AS THE CASE MAY BE, WAS INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT (OR ANY SUCH SUB-AGENT) OR THE ISSUING LENDER IN ITS CAPACITY AS SUCH, OR AGAINST ANY RELATED PARTY OF ANY OF THE FOREGOING ACTING FOR THE ADMINISTRATIVE AGENT (OR ANY SUCH SUB-AGENT) OR ISSUING LENDER IN CONNECTION WITH SUCH CAPACITY.  THE OBLIGATIONS OF THE LENDERS UNDER THIS CLAUSE (C) ARE SUBJECT TO THE PROVISIONS OF SECTION 5.7.

(d)           Waiver of Consequential Damages, Etc.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF

LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.  NO INDEMNITEE REFERRED TO IN CLAUSE (B) ABOVE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 14.4                 Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any and all of the obligations of the Borrower or such Subsidiary now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Subsidiary may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender or the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the Issuing Lender or their respective Affiliates may have.  Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 14.5                 Governing Law.

(a)           Governing Law.  This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of Texas, without reference to the conflicts or choice of law principles thereof.

(b)           Submission to Jurisdiction.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY SUBSIDIARY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           Waiver of Venue.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.1.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 14.6                 Waiver of Jury Trial.

(a)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(a)           Preservation of Certain Remedies.  The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.

SECTION 14.7                 Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 14.8                 Injunctive Relief; Punitive Damages.

(a)           The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders.  Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)           THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY AGREE THAT NO SUCH PERSON SHALL HAVE A REMEDY OF PUNITIVE OR EXEMPLARY DAMAGES AGAINST ANY OTHER PARTY TO A LOAN DOCUMENT AND EACH SUCH PERSON HEREBY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THAT THEY MAY NOW HAVE OR MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE.

SECTION 14.9                 Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 14.10               Successors and Assigns; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or to an Approved Fund, in which case no minimum amount shall apply, or (B) each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)          any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.2 that directly affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.6 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.11(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14.11               Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Hedge Lender) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Hedge Lender) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates.  For purposes of this Section, “Information” means all information received from any Credit Party and DG III relating to any Credit Party, DG III or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or DG III; provided that, in the case of information received from a Credit Party or DG III after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 14.12               Performance of Duties.

(a)           The obligations of the Borrower and any Subsidiary under this Agreement and each of the other Loan Documents shall be performed by such Person at the sole cost and expense of the Borrower.

(b)           The Administrative Agent shall be entitled, after consultation with the Borrower, to change the pricing, terms or structure of the Credit Facility, either before or after the Closing Date, if the Administrative Agent determines in its sole discretion that such changes are advisable in order to ensure a successful syndication or an optimal capital structure; provided that the aggregate amount of the Credit Facility shall remain unchanged.

SECTION 14.13               All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 14.14               Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other

Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 14.15               Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 14.16               Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.17               Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 14.18               Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 14.19               Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 14.20               Advice of Counsel, No Strict Construction.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 14.21               USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary, which information includes the name and address of the Borrower and such Subsidiary and other information that will allow such Lender to identify such Person in accordance with the Act.

SECTION 14.22               Inconsistencies With Other Documents; Independent Effect of Covenants.

(a)           In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)           The Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X, or XI hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X, or XI if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles IX, X, or XI.

SECTION 14.23               Interest Rate Limitation.

(a)           It is the intent of the Administrative Agent, the Lenders and the Borrower to conform to and contract in strict compliance with all applicable usury laws from time to time in effect.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate.  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans and the Reimbursement Obligations or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by any Agent or any Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  The right to accelerate maturity of the Loans and the other Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Agents and the Lenders do not intend to charge or receive any unearned interest in the event of acceleration.

(b)           If at any time the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds or would exceed the Highest Lawful Rate, the rate at which interest shall accrue thereunder shall automatically be limited to the Highest Lawful Rate, and shall remain at the Highest Lawful Rate until the total amount of interest accrued equals the total amount of interest which would have accrued but for the operation of this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate would again exceed the Highest Lawful Rate, in which case the immediately preceding sentence shall apply.

SECTION 14.24               Amendment and Restatement; No Novation.  This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, as amended, effective from and after the Closing Date.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.  On the Closing Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the Commitments of the Lenders hereunder.

SECTION 14.25               Time of the Essence.  Time is the essence of this Agreement and the other Loan Documents.

SECTION 14.26               Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWER:

DIGITAL GENERATION SYSTEMS, INC.

By:	/s/ Omar A. Choucair
Name:	Omar A. Choucair
Title:	Chief Financial Officer and Secretary

ADMINISTRATIVE AGENT, ISSUING LENDER AND LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Michael H. Keith
Name:	Michael H. Keith
Title:	Senior Vice President

SCHEDULE 1.1

LENDERS AND COMMITMENTS

	REVOLVING
	CREDIT	TERM LOAN
LENDER	COMMITMENTS	COMMITMENTS

Wachovia Bank, National Association	$15,000,000	$20,000,000

SCHEDULE 7.1(a)

JURISDICTIONS OF ORGANIZATION AND QUALIFICATION

Borrower/Subsidiary	Jurisdiction
Digital Generation Systems, Inc.	Delaware* California Kentucky New York Texas
Digital Generation Systems of New York, Inc. (“DG NY”)	New York*
StarGuide Digital Networks, Inc. (“StarGuide”)	Nevada* Texas
StarCom Mediatech, Inc. (‘StarCom”)	Delaware* California Illinois Kentucky Texas
Corporate Computer Systems, Inc. (“CCS”)	Delaware* New Jersey
Corporate Computer Systems Consultants, Inc. (“CCSC”)	Delaware* New Jersey
Musicam Express, L.L.C. (“Musicam”)	Delaware* California Kentucky Nevada
DG Systems Acquisition Corporation (“DG Acq.”)	Delaware* Ohio Michigan
DG Systems Acquisition II Corporation (“DG Acq. II”)	Delaware* Florida
DG Systems Acquisition III Corporation (“DG Acq. III”)	Delaware*
DG Acquisition Corp. IV (“DG Acq. IV”)	Delaware*
FastChannel Network, Inc.	Delaware* Massachusetts California
eCreative Search, Inc.	Delaware*
Swan Systems, Inc.	Delaware*

* Indicates jurisdiction of organization.

SCHEDULE 7.1(b)

SUBSIDIARIES AND CAPITALIZATION

SUBSIDIARIES OF DG SYSTEMS:

Digital Generation Systems of New York, Inc., a New York corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           200 shares of common stock, no par value

Outstanding:         180 shares of common stock, no par value

StarCom Mediatech, Inc., a Delaware corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           5,000 shares of common stock, no par value

Outstanding:         1,810 shares of common stock, no par value

StarGuide Digital Networks, Inc., a Nevada corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           60,000,000 Class A common stock, $0.001 par value

60,000,000 Class B common stock, $0.001 par value

Outstanding:                          1,000 shares of Class A common stock, $0.001 par value

DG Systems Acquisition Corporation, a Delaware corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           1,000 shares of common stock, $0.001 par value

Outstanding:                          1,000 shares of common stock, $0.001 par value

DG Systems Acquisition II Corporation, a Delaware corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           1,000 shares of common stock, $0.001 par value

Outstanding:                          1,000 shares of common stock, $0.001 par value

DG Systems Acquisition III Corporation, a Delaware corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           1,000 shares of common stock, $0.001 par value

Outstanding:                          1,000 shares of common stock, $0.001 par value

DG Acquisition Corp. IV, a Delaware corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           1,000 shares of common stock, $0.001 par value

Outstanding:                          1,000 shares of common stock, $0.001 par value

FastChannel Network, Inc., a Delaware corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           1,000 shares of common stock, $.001 par value

Outstanding:                          1,000 shares of common stock, $.001 par value

SUBSIDIARIES OF STARGUIDE DIGITAL NETWORKS, INC.:

Corporate Computer Systems, Inc., a Delaware corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           2,000 shares of common stock, $0.10 par value

Outstanding:         105 shares of common stock, $0.10 par value

Musicam Express, L.L.C., a Delaware limited liability company.

Ownership Interests: (as of May 31, 2006)

100% owned by StarGuide Digital Networks, Inc.

SUBSIDIARIES OF CORPORATE COMPUTER SYSTEMS, INC.:

Corporate Computer Systems Consultants, Inc., a Delaware corporation.

Authorized and Outstanding Shares: (as of May 31, 2006)

Authorized:           2,000 shares of common stock, $0.10 par value

Outstanding:         100 shares of common stock, $0.10 par value

SUBSIDIARIES OF FASTCHANNEL NETWORK, INC.:

eCreativeSearch, Inc., a Delaware corporation.   Inactive

Authorized and Outstanding Shares:  (as of May 31, 2006)

Authorized:           100 shares of common stock, $.01 par value

Outstanding:         100 shares of common stock, $.01 par value

Swan Systems, Inc., a Delaware corporation.  Inactive

Authorized and Outstanding Shares:  (as of May 31, 2006)

Authorized:           100 shares of common stock, $.01 par value

Outstanding:         100 shares of common stock, $.01 par value

SCHEDULE 7.1(i)

ERISA PLANS

DG Systems:

•                  Borrower’s 1996 Employee Stock Purchase Plan

•                  Borrower’s 1992 Stock Option Plan

•                  StarGuide 1996 Stock Option Plan

•                  StarGuide 1999 Equity Incentive Plan

•                  Borrower’s 1995 Director Option Plan

•                  Aetna HMO and PPO Medical Plans

•                  Aetna PPO Dental Plan

•                  VSP Eyecare Benefit Plan

•                  Employee Assistance Program administered by MHN

•                  Flexible Benefit Plan

•                  Long Term Disability Coverage

•                  Temporary Disability Income Coverage

•                  Term Life and Accidental Death and Personal Loss Coverage

•                  401(k) Plan

FastChannel:

•                  Blue Cross Blue Shield Health and Dental Insurance Plans

•                  Reliance Long Term Disability, Short Term Disability and Life Insurance Plans

•                  FastChannel Network, Inc. 401 (k) Plan

•                  FastChannel 2005 Incentive Compensation Plan

•                  FastChannel 2000 Stock Option and Incentive Plan

•                  The adDIRECT 1995 Plan

•                  The adDIRECT 2000 Plan

•                  The 1999 Stock Option Plan of CMI

SCHEDULE 7.1(l)

MATERIAL CONTRACTS

DG Systems:

Vendor Agreements:

•                  Satellite Service Agreement dated July 13, 2005 between Clear Channel Satellite Services, Inc. and Digital Generation Systems, Inc.

•                  Westar Uplink agreement dated June 15, 2005 between Westar Satellite Services LP and Digital Generation Systems, Inc.

•                  Custom Service Agreement dated September 2, 2002 between Digital Generation Systems, Inc and Sprint Communications Company L.P. (as amended to date)

•                  United Parcel Service Carrier Agreement effective December 3, 2001 (as amended to date).

•                  Preferred Media Price Agreement effective July 1, 2005 between Preferred Media, Inc. and DG Systems.

•                  Technology License and Services Agreement effective September 30, 2004 and First Amendment to Technology and License Agreement effective April 15, 2005 between Pathfire, Inc. and Media DVX, Inc.

•                  Confirmedia Data Agreement dated March 16, 2005 between Verance Corporation and Digital Generation Systems, Inc.

•                  License Agreement for Confirmedia Spot Distribution dated March 16, 2005 between Verance Corporation and Digital Generation Systems, Inc.

•                  Borrower and Verance Services Agreement dated March 16, 2005 between Verance Corporation and Digital Generation Systems, Inc.

•                  Verance Joint Marketing and Sales Agreement dated March 16, 2005 between Verance Corporation and Digital Generation Systems, Inc.

•                  Addendum and Amendment Agreement dated July 22, 2005 between Verance Corporation and Digital Generation Systems Inc.

Customer Agreement

•                  Development, Sales and Service Agreement dated May 26, 1999 among StarGuide Digital Networks, Inc., NSN Network Services, Ltd., Jacor Communications Co., Clear Channel Broadcasting, Inc. and Musicam Express, L.L.C.

FastChannel:

Software License and Hosting Arrangements:

•                  Software Licensing Agreement dated September 8, 2004 between FastChannel Network, Inc. and Idioma Ltd.

•                  Software Licensing Agreement dated October 25, 2004 between FastChannel Network, Inc. and Ische Ltd.

•                  Vericenter – Provider of hosting services. Contract ends on May 8, 2007.

Customer Agreements:

•                  Services Agreement dated as of May 19, 2005 by and between FastChannel Network, Inc. and BBDO Detroit, a corporation.

•                  Services Agreement dated as of June 10, 2005 by and between FastChannel Network, Inc. and BBDO North America.

•                  Services Agreement dated as of June 10, 2005 by and between FastChannel Network, Inc. and BBDO New York for Mitsubishi.

•                  Advertiser Agreement dated as of January 2, 2001 by and between FastChannel Network, Inc. and Zimmerman & Partners, Inc., a corporation with offices at 2200 W. Commercial Blvd., Fort Lauderdale, FL  33309.

•                  Newspaper Agreement dated as of March 15, 2002 by and between FastChannel Network, Inc. and The Boston Globe, a corporation with offices at 135 Morrissey Blvd., Boston, MA  02107.  This agreement has expired, however, The Boston Globe is still a customer on the same terms and conditions.

Miscellaneous:

•                  On July 29, 2005 the Company purchased the assets of Rewired Production Management, LLC. The agreement provides for earn out consideration to be paid based on achieving certain revenue. If the product is not launched by July 1, 2006 and net revenue earned from the product is les than $1 million 30 months following the launch, then a $450,000 royalty payment will be due and earned.

SCHEDULE 7.1(m)

LABOR AND COLLECTIVE BARGAINING AGREEMENTS

DG Systems:  None

FastChannel:  None

SCHEDULE 7.1(r)

REAL PROPERTY

DG Systems:

•                  Lease dated June 15, 1999 between Miller Valentine Partners and Applied Graphics Technologies, Inc. for space located at 1175-1191 Airport Road, Wilmington, OH (as amended by Revised Amendment No. 1 to Lease dated July 21, 2004) **

•                  Lease dated February 12, 1996, as amended, between 600 Third Avenue Associates and Digital Generation Systems, Inc. (successor in interest to Winkler Video Associates, Inc.) for space located at 600 Third Avenue, New York, NY

•                  Lease dated January 31, 2005, as amended, between 600 Third Avenue Owner, LLC, and DG Systems Acquisition Corporation for space located at 600 Third Avenue, New York, NY

•                  Sublease dated October 1, 2005 between ABX Air, Inc. and DG Systems Acquisition Corporation for space located at 1175-1191 Airport Road, Wilmington, OH

**    •                    Lease dated October 14, 1998 between Southfield TechneCenter Properties, Inc. and Applied Graphics Technologies, Inc. for space located at 21725 Melrose Avenue, Southfield, MI **

*       •                    Sublease dated September     , 2005, between Big Brother and the Holding Company, Inc. and DG Systems, Inc. for space located at 1105 Battery Street, San Francisco, CA *

•                  Lease dated July 1, 2005 between BRCP 3330 Cahuenga, LLC and DG Systems, Inc. for space located at 3330 Cahuenga Blvd., Los Angeles, CA

•                  Lease dated February 1, 2004 between AOP Partnership, LLP and Digital Generation Systems, Inc. for space located at 200 High Rise Drive, Louisville, KY as amended by Amendment to Lease

•                  Lease dated January 1, 1994 between South Palm Beach Financial Corporation and The Source Maythenyi, Inc. for space located at 1499 W. Palmetto Park Rd., Ste. 120, Boca Raton, FL

•                  Lease dated January 13, 2005 between Debwal Investments, LLC and Corporate Computer Systems, Inc. for space located at 15 Creative Circle, Rt. 520, Holmdel, NJ

•                  Lease dated April 6, 2001 between Sterling Commerce (America), Inc. and DG Systems, Inc. for space located at 750 W. John Carpenter Freeway, Ste. 700, Irving, TX

•                  Lease dated January 7, 1997 between Tecumseh Properties and PDR Productions for the space (second floor) located at 219 East 44th Street, New York, New York.

•                  Commercial Lease dated September 23, 2003 between 110 Development Company and Digital Generation Systems, Inc. for space located at 110 W. Hubbard St., Chicago, IL

FastChannel:

•                  Lease dated December 31, 2004 between JP Morgan Chase Attn: JBC Funds and FastChannel Network, Inc. for the premises located at 200 W. Munroe, Suite 2000, Chicago, IL

•                  Lease dated July 16, 2002 between First Needham L.P. and FastChannel Network, Inc. for the premises located at 250 First Avenue, Suite 201, Needham, MA.  (as amended by Second Amendment of lease dated May 23, 2005 and as amended by a First Amendment of lease dated September 26, 2003.)

•                  Sublease dated March 23, 2004 between Albert Sweet Development and FastChannel Network, Inc. for the premises located at 931 North Cole Ave., 1st and 2nd Floor, Los Angeles, CA

•                  Lease dated October 18, 2004 between Memphis Investment Co. C/O Sigma Property Management and FastChannel Network, Inc. for the premises located at Corporate Park, Service Center A, 3599 Knight Road, Memphis, TN

•                  Lease dated March 9, 2005 between Guinness Mahon Trust Corporation Limited and Russell M Abrahams and FastChannel Network, Inc. for the premises located at 30 St. John’s Lane, 1st Floor, London, UK

•                  Month-to-Month Lease between Moving Pictures Editorial, Inc. and FastChannel Network, Inc. for the premises located at 3131 McKinney Ave., Suite 825, Dallas, TX

•                  Lease dated August 11, 2004 between Tower Plaza Associates, L.P. C/O Lawrence Ruben Co., Inc. and FastChannel Network, Inc. for the premises located at 1 Dag Hammarskjold Plaza, New York, NY

*   Document not dated.

** Digital Generation Systems, Inc. is successor in interest to Applied Graphics Technologies, Inc.

SCHEDULE 7.1(u)

INDEBTEDNESS AND GUARANTY OBLIGATIONS

DG Systems Personal Property (Capital) Leases:

•                  Promissory Note, dated July 7, 2004, between Digital Generation Systems, Inc. and DeLage Landen Financial Services, Inc. (sponsored by Microsoft Capital Corporation) for $246,191.86 payable in twenty-four monthly payments.

•                  Promissory Note, dated October 25, 2004, between Digital Generation Systems, Inc. and DeLage Landen Financial Services, Inc. (sponsored by Microsoft Capital Corporation) for $488,517 payable in twenty-four monthly payments.

•                  Promissory Note, dated March 1, 2005, between Digital Generation Systems, Inc. and DeLage Landen Financial Services, Inc. (sponsored by Microsoft Capital Corporation) for $544,063 payable in twenty-four monthly payments.

•                  Promissory Note, dated May 25, 2005, between Digital Generations Systems, Inc. and DeLage Landen Financial Services, Inc. (sponsored by Microsoft Capital Corporation) for $420,641.43 payable in twenty-four monthly payments.

DG Systems Financial Agreements:

•                  Credit Agreement dated February 10, 2006 between Digital Generation Systems, Inc. and Wachovia Bank, National Association.

•                  Loan Agreement, dated as of April 15, 2005, by and between Media DVX, Inc., and DG Systems Acquisition III Corporation.

FastChannel Financial Agreements:

•                  *Massachusetts Capital Resource Company – On August 28, 2003, FastChannel Network, Inc. entered into a Subordinated Note and Warrant Purchase Agreement with MCRC for an aggregate amount of $3,500,000.  In addition, 970,000 warrants to purchase common stock were issued to MCRC in connection with the transaction.

•                  *Comerica Bank – On March 9, 2005, FastChannel Network, Inc. obtained a revolving line from which the Company can borrow up to $4 million.

•                  *Comerica Bank – In March 2005 FastChannel Network, Inc. obtained an equipment line of credit in the amount of $2 million.  The Company borrowed $2 million and is currently making monthly principal payments in the amount of $66,667 for 30 months.

•                  *Ackerley Partners, LLC – In March 2005 FastChannel Network, Inc. issued a $1,000,000 Senior Subordinated Promissory Note to Ackerley Partners, LLC.  The note bears interest at a rate of 8% per annum and was due on December 31, 2005.

•                  Comerica Bank – On July 7, 2005, Comerica Bank issued a letter of credit with a face amount of $272,916 for the benefit of Tower Plaza Associates, L.P.  This letter of credit is cash-collateralized.

•                  Comerica Bank – On September 30, 2005, Comerica Bank issued a letter of credit with a face amount of $98,039 for the benefit of Needham Development Corporation as Trustee of 250 First Realty Trust.  This letter of credit is cash-collateralized.

•                  Silicon Valley Bank – On January 7, 2005, Silicon Valley Bank issued a letter of credit with a face amount of $350,000 for the benefit of JBS Funds 200 West Monroe, LLC.  This letter of credit is cash-collateralized.

•                  Silicon Valley Bank – On February 3, 2005, Silicon Valley Bank issued a letter of credit with a face amount of $155,000 for the benefit of Albert Sweet Development.  This letter of credit is cash-collateralized.

•                  Silicon Valley Bank – On December 13, 2004, Silicon Valley Bank issued a letter of credit with a face amount of $75,000 for the benefit of Memphis Investments A Wisconsin LLC.  This letter of credit is cash-collateralized.

•                  Capital Lease dated August 15, 2005 between FastChannel Network, Inc. and Leasing Technologies International, Inc.

*              Indebtedness to be paid in full on the Closing Date.

SCHEDULE 7.1(v)

DG SYSTEMS LITIGATION

•                  Borrower has a contractual arrangement with Verance Corporation. The agreements between the companies provide for exclusivity in the automated verification segment of the advertising delivery industry, as well as joint promotional and marketing efforts.  In addition, Borrower is to provide certain back office support services (e.g., help desk, order processing) to Verance.  Borrower has also made a $5 million investment in Verance and holds a minority equity position in that company. Verance and Borrower have several disagreements regarding the scope of this arrangement, and the status of and each party’s responsibility for delays in the technological development and integration of the Verance technology into Borrower’s delivery system. Verance has threatened to terminate the relationship between Verance and Borrower and to initiate litigation against Borrower for various alleged breaches and failures. The parties are actively discussing their various concerns and disagreements and hope to reach an amicable resolution of their differences, but no assurance can be given that there will be no litigation between them.

•                  Hank Donaldson, former CEO of Borrower in 2000, brought legal action against Borrower for Borrower’s refusal to allow Donaldson to exercise certain stock options in 2001 and 2002.  A Dallas trial judge found in favor of Borrower in October 2003.  Dallas Court of Appeals affirmed the Dallas trial verdict in favor of Borrower in July 2005.  Donaldson has appealed to the Texas Supreme Court, and the Texas Appeals Court advised the parties it will not consider Donaldson’s appeal.  The case is closed

•                  Gary Worth, is a former CEO of Starcom Television Services, a company merged into Mediatech.  Mediatech was purchased by Borrower in July 1997.  Worth has claimed Mediatech was obligated under an indemnification provision which Mediatech supposedly assumed.  Worth is claiming up to $50,000 of IRS penalties resulting from non-payment of his personal income taxes.  Mediatech engaged California counsel settled the suit for an $11,000 payment.

•                  In connection with the acquisition of the assets Media DVX, Inc. (“MDVX”), DG Acq. III assumed the obligations pursuant to the Pathfire Technology and License Agreement effective September 30, 2004 and First Amendment to Technology and License Agreement effective April 30, 2005 (“Agreement”).  Pathfire provided access to their network resulting in additional server locations which MDVX did not have.  MDVX was obligated to make minimum royalty payments to Pathfire and Pathfire among other obligations, was bound to a non-compete provision for distributing advertising content through July 2007.  DG Acq. III received a termination notice from Pathfire on January 20, 2006 citing several alleged violations of certain provisions in the Agreement.  DG Acq. III’s counsel responded with a letter dated January 24, 2006 noting that Pathfire did not have a basis to terminate.  On January 27, 2006, Point 360 and CBS Television/Pathfire announced they had entered into an agreement to enable Point 360 to deliver advertising content through the CBS Television Digital Store and Forward Platform, enabled by Pathfire’s Digital Media Gateway.  On February 1, 2006, counsel for DG Acq. III submitted a letter to Pathfire and filed a statement of claim with the American Arbitration Association claiming Pathfire violated the non-compete provisions of the Agreement by providing CBS Television access to its proprietary Digital Media Gateway network.  DG Acq. III only used the Pathfire network for a small number of deliveries and the suspension of service has little impact on the day to day business of DG Acq. III. DG Acq. III will deliver any content to these few locations via overnight courier service.  DG’s counsel is preparing for arbitration hearings.

•                   Borrower received a demand for arbitration on January 24, 2006 from Rothenberg Sawasy Architectus, Inc. (“RSA”).  RSA is an architectural services firm in Los Angeles, which Borrower engaged to assist in the move into 3330 Cahuenga in Los Angeles.  Borrower entered into a services agreement for approximately $45,000 and RSA eventually billed Borrower over $93,000 for its services.  Borrower had tenant improvement funds available to pay RSA, however RSA refused to discuss a credit for approximately $10,000 and accordingly filed an arbitration notice for the entire amount plus penalties.  Borrower has engaged California counsel and believes the suit to be without merit and intends to vigorously defend this action.

FASTCHANNEL LITIGATION

•                  Curtis Duplication has filed a lawsuit against FastChannel Network, Inc. in connection with the Services Agreement between Curtis, Inc. and FastChannel Network, Inc., dated September 3, 2003.  A bench trial has been scheduled for May 10, 2006.

•                  In early 2005 FastChannel Network, Inc. received email and telephone correspondence from Digimarc Corporation (“Digimarc”) alleging infringement of its patent rights, based on FastChannel Network, Inc.’s use of audio watermark software licensed to FastChannel Network, Inc. by Ische Ltd. (“Ische”) and suggesting that a license fee was due to them from either FastChannel Network, Inc. or Ische.  Ische has warranted that its software does not allege Digimar’s, or any other, patents and has provided a limited contractual indemnity to FastChannel Network, Inc. in the License Agreement set forth in Section 3.11.  In late May 2005 FastChannel Network, Inc. informed Digimarc of Ische’s position and requested further information from Digimarc regarding its position.  No response has been received to date.

SCHEDULE 11.2

EXISTING LIENS

SECURED PARTY	TYPE OF FILING	JURISDICTION	FILE NUMBER	DATE OF FILING	COLLATERAL/ COMMENTS
DIGITAL GENERATION SYSTEMS, INC.
Dell Financial Services, L.P.	UCC-1	Delaware Secretary of State	42307975	8/16/04	Leased computer equipment
California First Leasing Corporation	UCC-1	Delaware Secretary of State	43655372	12/28/04	Leased office equipment and furniture
Media DVX, Inc.	UCC-1	Delaware Secretary of State	51169227	4/15/05	100% of all Capital Stock (or other Equity Interests) issued by DG Systems Acquisition III Corporation
STARGUIDE DIGITAL NETWORKS, INC.
Arrow Electronics, Inc.	Unsatisfied Judgment*	The Second Judicial District Court, Reno, NV	CV99-3159	8/13/99	$270,611
DG SYSTEMS ACQUISITION III CORPORATION
Media DVX, Inc.	UCC-1	Delaware Secretary of State	5116932	4/14/05	All assets
FASTCHANNEL NETWORK, INC.
Inter-Tel Leasing, Inc.	UCC-1	Delaware Secretary of Stated	43574847	12/17/04	Leased telephone system
Comerica Bank**	UCC-1	Delaware Secretary of State	50852872	3/14/05	Accounts, intellectual property and other assets
Cisco Systems Capital Corporation	UCC-1	Delaware Secretary of State	51545004	5/9/05	Certain leased equipment
National City Bank	UCC-1	Delaware Secretary of State	53273936	10/21/05	Leased computer equipment
	Assignment	11/10/05	Assigned from Leasing Technologies International, Inc.
Leasing Technologies International, Inc.	UCC-1	Delaware Secretary of State	53358760	10/28/05	Certain leased equipment
	Amendment	3/9/06	Restates collateral description (still leased equipment)

* Judgment has been paid in full.

** To be terminated on the Closing Date.

SCHEDULE 11.3

EXISTING LOANS, ADVANCES AND INVESTMENTS

DG Systems:

•                  Effective March 21, 2005, Parent purchased 6,286,146 shares of Series B Convertible Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”), from Verance Corporation, a Delaware corporation (“Verance”), for $2.5 million pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, dated March 16, 2005, between Verance and Parent.

•                  Effective July 22, 2005, Parent purchased 6,286,146 shares of Series B Convertible Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”), from Verance, for $2.5 million pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, dated March 16, 2005, between Verance and Parent.

•                  Investments in the form of equity interests in DG Systems Acquisition III Corporation on the date hereof.

FastChannel:

•                  None

SCHEDULE 11.8

TRANSACTIONS WITH AFFILIATES

DG Systems Affiliate Agreements

•                  Guarantee, dated as of April 15, 2005, executed by Scott K. Ginsburg in favor of Media DVX, Inc.

FastChannel Affiliate Agreements

•                  None